Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

OF

MONSTER WORLDWIDE, INC.

(a Delaware corporation)

INTO

TMP WORLDWIDE INC.

(a Delaware corporation)

(Pursuant to Section 253 of the General

Corporation Law of the State of Delaware)

********

It is HEREBY CERTIFIED that:

1.             TMP Worldwide Inc. (the “Corporation”) is a business corporation of the State of Delaware.

2.             The Corporation owns all of the issued and outstanding shares of capital stock of Monster Worldwide, Inc., a business corporation of the State of Delaware (“Monster Worldwide”).

3.             That, in accordance with the provisions of Section 253 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by written consent dated April 29, 2003, duly adopted the following resolutions, which resolutions remain in full force and effect on the date hereof and are set forth as follows:

RESOLVED, that the Corporation shall merge into itself its wholly-owned subsidiary, Monster Worldwide, Inc., a company incorporated under the laws of the state of Delaware (“Monster Worldwide”), and that all of the estate, property, rights, privileges, powers and franchises of Monster Worldwide shall vest in and be held and enjoyed by the Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Monster Worldwide in its name; and it is further

RESOLVED, that the Corporation shall assume all of the obligations of Monster Worldwide; and it is further

RESOLVED, that said merger shall become effective at 12:01 a.m. Eastern Daylight Time on May 1, 2003.

RESOLVED, that, upon the effectiveness of said merger, the name of the Corporation shall be changed to Monster Worldwide, Inc, and Article I of the certificate of incorporation of the Corporation shall be deleted in its entirety and replaced with the following:

“ARTICLE I

NAME

The name of the Corporation is Monster Worldwide, Inc. (the “Corporation”)”

; and it is further

RESOLVED that the proper officers of the Corporation be and they hereby are authorized and directed, in the name and on behalf of the Corporation,  to execute and deliver such documents and writings and to take such actions as may be necessary or which such officers may deem appropriate to carry out the intent and purposes of the foregoing resolutions, the execution and delivery or performance thereof by such officer or officers of the Corporation to be conclusive evidence of the approval by the Corporation of the terms and conditions or the appropriateness thereof.

4.             This Certificate shall be effective at 12:01 a.m., Eastern Daylight Time, on May 1, 2003.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by an authorized officer this 29th day of April, 2003.

TMP WORLDWIDE INC.

By:	/s/ Andrew J. McKelvey
Name: Andrew J. McKelvey
Title: Chairman and CEO